Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Reports 25% and 21% Revenue Growth for the Full Year and Fourth Quarter 2013
Provides Guidance for 2014

Irvine, Calif. (February 27, 2014) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and twelve months ended December 31, 2013.

John McDermott, Endologix Chairman and Chief Executive Officer, said, “We achieved strong growth in 2013 from the continued adoption of the AFX® Endovascular AAA System. During the year we also benefited from the initial rollout of our PEVAR physician training programs in the U.S. and the limited market release of the Nellix® EndoVascular Aneurysm Sealing System in Europe. Fourth quarter 2013 revenue growth of 21% was driven primarily by international sales, with U.S. revenue up 8%, representing continued market share growth in all geographies.

Mr. McDermott added, “Looking forward, we expect revenue growth of 11 to 15 percent in 2014. In the U.S., the recent launch of the VELA™ Proximal Endograft System together with continued PEVAR physician training courses should enable us to capture additional market share in 2014. Outside the U.S., there is tremendous interest in Nellix and we look forward to continuing our gradual roll-out of this exciting new technology. We remain highly confident in our sales and clinical teams, product portfolio and growth strategy”.

Financial Results

Global revenue in the fourth quarter of 2013 was $35.2 million, a 21% increase from $29.2 million in the fourth quarter of 2012. For the year ended December 31, 2013, global revenue increased 25% to $132.3 million, compared to $105.9 million for the year ended December 31, 2012.

U.S. revenue in the fourth quarter of 2013 was $25.4 million, an 8% increase compared with $23.4 million in the fourth quarter of 2012. The increase was driven by percutaneous EVAR (PEVAR) physician training courses, commencing in May 2013 immediately after FDA approval and by productivity gains of the U.S. sales force. International revenue was $9.8 million, a 69% increase compared to $5.8 million in the fourth quarter of 2012. The international sales increase was primarily attributable to strong direct sales growth in Europe with both AFX and Nellix and orders from our international distributors.

Gross profit was $26.1 million in the fourth quarter of 2013, which represents a gross margin of 74%. This compares with gross margin of 76% in the fourth quarter of 2012. Gross profit was $99.5 million for the year ended December 31, 2013, representing a gross margin of 75%. This compares with gross margin of 76% for the year ended December 31, 2012. The gross margin decrease in the fourth quarter and for the 2013 full year as compared to 2012 was due to geography and product mix, with a greater proportion of sales from international markets, with lower gross margins.

Total operating expenses were $27.2 million in the fourth quarter of 2013, compared to $27.8 million in the fourth quarter of 2012. Total operating expenses for the year ended December 31, 2013 were $109.9 million, compared with $102.6 million for the year ended December 31, 2012. Total operating expenses for year ended December 31, 2013 included research and development costs of $1.9 million related to the Company’s exclusive license agreement for the Nellix polymer and an exclusive technology patent license for expected future use. Total operating expenses for the year ended December 31, 2012 include a $5.0 million charge related to the Company's previously announced settlement agreement with Cook Incorporated and $1.0 million for the Company’s exclusive license agreement for the Nellix polymer.

Marketing and sales expenses were $16.4 million in the fourth quarter of 2013, an increase from $15.0 million in the prior year period. For the year ended December 31, 2013, marketing and sales expenses were $63.6 million, an increase from $54.0 million in the prior year period. These increases were driven by the increase in variable compensation expense associated with higher revenue, and the costs associated with the continued expansion of the Company's direct sales force and clinical personnel worldwide.

Research and development expenses were $3.7 million in the fourth quarter of 2013, a decrease from $4.7 million in the prior year period. For the year ended December 31, 2013, research and development expenses were $16.2 million, a decrease from $16.6 million in the prior year period. Research and development expenses for the three and twelve months ended December 31, 2013 were primarily related to continued product development, testing, and enhancements to the Company's endovascular products.

Clinical and regulatory affairs expenses were $2.1 million in the fourth quarter of 2013, an increase from $1.6 million in the prior year period. For the year ended December 31, 2013, clinical and regulatory affairs expenses were $8.7 million, an increase from $6.3 million in the prior year period. These increases were primarily driven by costs associated with the Ventana US IDE trial and follow-up costs for Ventana and Nellix clinical studies, and regulatory costs for CE and FDA submissions.

General and administrative expenses were $5.0 million in the fourth quarter of 2013, a decrease from $6.5 million in the prior year period. For the year ended December 31, 2013, general and administrative expenses were $21.4 million, an increase from $20.3 million in the prior year period. These increases were driven primarily by the Company's expanding European operations, the new federal Medical Device Excise Tax, and infrastructure expenses to support the Company’s growth.

Endologix reported a net loss for the fourth quarter of 2013 of $3.4 million, or $(0.05) per share, compared with a net loss of $6.5 million, or $(0.11) per share, for the fourth quarter of 2012. The fourth quarter 2013 net loss includes non-cash other expense of 3.3 million, or $0.05 per share, which reflects the increase in fair value of the contingent consideration (solely payable in the form of Endologix common stock) related to the Nellix acquisition. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the fourth quarter of 2013 of $0.1 million, or $(0.00) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the fourth quarter of 2012 of $5.5 million, or $(0.09) per share.

For the year ended December 31, 2013, Endologix reported a net loss of $16.1 million, or $(0.26) per share, compared to a net loss of $35.8 million, or $(0.60) per share, for the year ended December 31, 2012. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the year ended December 31, 2013 of $5.7 million, or $(0.09) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the year ended December 31, 2012 of $15.7 million, or $(0.26) per share.

Total cash and cash equivalents and marketable securities increased by $81.4 million during the fourth quarter of 2013 and were $126.5 million as of December 31, 2013, compared with total cash and cash equivalents of $45.1 million as of December 31, 2012. In December 2013 Endologix completed a convertible debt offering, due in 2018, which resulted in net proceeds to Endologix of $75.2 million, after deducting the underwriters' discounts and commissions, the estimated offering expenses payable by the Company and the cost of a capped call transaction.

Financial Guidance
Endologix anticipates 2014 revenue to be in the range of $146 million to $152 million, representing growth of 11% to 15% from 2013. Endologix anticipates a GAAP Loss Per Share in 2014 of ($0.31) to ($0.44) per share and an Adjusted EBITDA (non-GAAP and defined below) of $(0.04) to $(0.17) per share.

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 13575324. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States. The Ventana Fenestrated Stent Graft System is not approved for marketing.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to product launch activities, product development, initiation and progress of clinical trials, market acceptance of our products, regulatory processes, the ability of the Company to capture additional market share with its products and 2014 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, Endologix's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2012, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA per Share" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; and (ii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); (ii) legal settlement costs; (iii) contract termination and business acquisition expenses; and (iv) business development expenses, including licensing costs related to research and development activities.

In the three months ended December 31, 2013, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix).

In the twelve months ended December 31, 2013, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix), and (ii) business development costs related to the Company's license agreement for the Nellix® polymer and an exclusive technology patent license for expected future use.

In the three months ended December 31, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix).

In the twelve months ended December 31, 2012, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); (ii) legal settlement costs with Cook Incorporated; (iii) business development investments related to the acquisition of the Company's distribution partner in Italy, and (iv) business development costs related to the Company's license agreement for the Nellix® polymer.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) legal settlement costs; (iii) contract termination fees; (iv) the effects of business development transactions and business acquisitions; and (v) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus interest expense, income tax expense or (benefit), depreciation and amortization expense, stock-based compensation expense, and foreign currency re-measurement (gains) or losses.

(4) “Adjusted EBITDA per Share” is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

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Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue
U.S.	$25,359	$23,397	$102,937	$87,092
International	9,890	5,825	29,320	18,854
Total Revenue	35,249	29,222	132,257	105,946
Cost of goods sold	9,172	7,135	32,750	25,282
Gross profit	$26,077	$22,087	$99,507	$80,664
Operating expenses:
Research and development	3,698	4,685	16,199	16,571
Clinical and regulatory affairs	2,121	1,616	8,679	6,343
Marketing and sales	16,353	15,030	63,588	53,953
General and administrative	5,045	6,452	21,409	20,266
Contract termination and business acquisition expenses	—	—	—	422
Settlement costs	—	—	—	5,000
Total operating expenses	27,217	27,783	109,875	102,555
Loss from operations	(1,140)	(5,696)	(10,368)	(21,891)
Other income	650	413	2,790	348
Change in fair value of contingent consideration related to acquisition	(3,300)	(1,000)	(8,500)	(13,700)
Total other expense	(2,650)	(587)	(5,710)	(13,352)
Net loss before income tax expense	$(3,790)	$(6,283)	$(16,078)	$(35,243)
Income tax (expense) benefit	378	(234)	10	(531)
Net loss	$(3,412)	$(6,517)	$(16,068)	$(35,774)
Other comprehensive loss (foreign currency translation)	$(511)	$(220)	$(845)	$(222)
Comprehensive loss	$(3,923)	$(6,737)	$(16,913)	$(35,996)
Basic and diluted net loss per share	$(0.05)	$(0.11)	$(0.26)	$(0.60)
Shares used in computing basic and diluted net loss per share	63,198	61,561	62,607	59,811

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(3,412)	$(6,517)	$(16,068)	$(35,774)
Fair value adjustment to Nellix contingent consideration liability	3,300	1,000	8,500	13,700
Settlement costs	—	—	—	5,000
Contract termination and business acquisition expenses	—	—	—	422
Acquisition of exclusive intellectual property rights	—	—	—	1,000
Business development	$—	$—	$1,852	$—
(1) Adjusted Net Loss	$(112)	$(5,517)	$(5,716)	$(15,652)
(2) Adjusted Net Loss per Share	(0.00)	$(0.09)	$(0.09)	$(0.26)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(112)	$(5,517)	$(5,716)	$(15,652)
Interest expense	311	4	321	7
Income tax (benefit) expense	(378)	234	(10)	531
Depreciation and amortization	$564	$532	$2,351	$2,183
Stock-based compensation	1,876	2,949	7,922	6,471
Fx Remeasurement gain	$(956)	$(473)	$(1,731)	$(394)
(3) Adjusted EBITDA	$1,305	$(2,271)	$3,137	$(6,854)
(4) Adjusted EBITDA per Share	0.02	(0.04)	0.05	(0.11)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$95,152	$45,118
Marketable securities	31,313	—
Accounts receivable, net of allowance for doubtful accounts of $399 and $472, respectively	24,972	22,600
Other receivables	310	320
Inventories	19,558	18,087
Prepaid expenses and other current assets	2,328	1,442
Total current assets	173,633	87,567
Property and equipment, net	7,338	4,984
Goodwill	29,103	29,022
Intangibles, net	43,096	43,356
Deposits and other assets	3,027	174
Total assets	$256,197	$165,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,265	6,348
Accrued payroll	11,476	7,825
Accrued expenses and other current liabilities	3,094	3,021
Contingently issuable common stock	46,500	—
Total current liabilities	67,335	17,194
Deferred income taxes	1,135	1,035
Deferred rent	1,585	—
Contingently issuable common stock	14,400	52,400
Convertible notes	67,101	—
Total liabilities	151,556	70,629
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized, 63,866,392 and 63,068,463 shares issued, respectively. 63,866,392 and 62,573,763 shares outstanding, respectively.	64	63
Additional paid-in capital	321,756	295,338
Accumulated deficit	(216,082)	(200,014)
Treasury stock, at cost, 0 and 494,700 shares, respectively.	—	(661)
Accumulated other comprehensive loss	(1,097)	(252)
Total stockholders’ equity	104,641	94,474
Total liabilities and stockholders’ equity	$256,197	$165,103